Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS Q2 2024 PRODUCTION RESULTS WITH RECORD MILL THROUGHPUT AND ZINC PRODUCTION

Vancouver, British Columbia, July 9, 2024 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced production results for the quarter and six months ended June 30, 2024 at its 70%-owned Cerro Los Gatos (“CLG”) mine in Mexico.

Dale Andres, CEO of Gatos Silver, commented: “In the second quarter of 2024 the CLG mine delivered strong operational results, with record zinc production and the sixth consecutive quarterly record for mill throughput. Silver equivalent production for the quarter was 3.88 million ounces, an increase of 18% from the second quarter of 2023, and we continue to track at the top end of 2024 guidance.”

“Our mine debottlenecking efforts delivered a mill throughput average of 3,240 tonnes per day, up 1% from the first quarter of 2024 and up 11% from the second quarter of 2023, as we advanced towards our medium-term target of sustained throughput rates of 3,500 tonnes per day. We expect to complete an updated life of mine plan in the third quarter of 2024 with a target to further extend the mine life. We also increased exploration drilling efforts during the second quarter on both near mine targets and at the San Luis prospect located five kilometers from the CLG mine.”

Production Results (100% basis)

CLG comparative production highlights are summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
CLG Production (100% Basis)	2024	2023	2024	2023
Tonnes milled (dmt)	294,869	265,342	586,983	525,770
Tonnes milled per day (dmt)	3,240	2,916	3,225	2,905
Feed Grades
Silver (g/t)	273	265	279	296
Zinc (%)	4.55	4.00	4.27	3.96
Lead (%)	2.06	1.85	1.92	1.86
Gold (g/t)	0.29	0.26	0.29	0.28
Contained Metal
Silver ounces (millions)	2.30	2.00	4.67	4.43
Zinc pounds - in zinc conc. (millions)	19.1	14.8	34.9	28.9
Lead pounds - in lead conc. (millions)	12.0	9.7	22.2	19.1
Gold ounces - in lead conc. (thousands)	1.36	1.20	2.75	2.58
Silver Equivalent ounces (millions)[1]	3.88	3.30	7.58	6.99
Recoveries
Silver - in both lead and zinc concentrates	88.9%	88.6%	88.9%	88.4%
Zinc - in zinc concentrate	64.6%	63.5%	63.1%	62.8%
Lead - in lead concentrate	89.5%	89.1%	89.4%	88.9%
Gold - in lead concentrate	48.8%	53.9%	50.4%	54.7%

1 For 2024, silver equivalent production is calculated using prices of $23/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,800/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price). For 2023, silver equivalent production was calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold. For comparative purposes, the calculated silver equivalent production for the three and six months ended June 30, 2023 would be 3.24 million ounces and 6.89 million ounces, respectively, using price assumptions for 2024.

Silver equivalent1 production for the second quarter of 2024 was 3.88 million ounces, 18% higher than the second quarter of 2023. Silver production was 2.30 million ounces, 15% higher than the comparable quarter of 2023. Zinc production increased by 29% compared with the second quarter of 2023 as a result of higher throughput, higher grades and higher recovery resulting in a record quarterly production of 19.1 million pounds. Lead production and gold production increased by 24% and 14%, respectively, compared with the second quarter of 2023 due to higher throughput and grades. We continue to expect both silver equivalent and silver production to be in the top half of our previously announced guidance ranges of 13.5 to 15.0 million ounces and 8.4 to 9.2 million ounces respectively for the full year in 2024.

The processing plant is reliably performing above 3,500 tonnes per operating day with no reduction in metallurgical recoveries. The CLG team is focused on first consistently maintaining and then gradually increasing daily mine production rates by implementing various optimization and improvement projects across the maintenance and mine operation functions over the next 6 to 12 months. The rebuild program for the underground mobile equipment fleet is progressing well and is expected to help further debottlenecking efforts in the mine during the second half of 2024.

As of June 30, 2024, the Company and the Los Gatos Joint Venture (“LGJV”) reported cash and cash equivalents of $82.5 million and $45.5 million, respectively.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV includes approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding production guidance for 2024, target throughput rate and timing to achieve such target, timing of an updated life of mine plan, life extension opportunities, mine debottlenecking, processing rates, and productivity improvements, are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984